Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.	LifeWatch AG
	Heather C. Getz	Ralph Spillmann
	Investor Relations	Communicators AG
	(800) 908-7103	+41 79 514 64 84
	investorrelations@biotelinc.com	investor-relations@lifewatch.com

BioTelemetry, Inc. Launches a Tender Offer

to Acquire LifeWatch AG

Strengthens Remote Patient Monitoring Platform

Malvern, PA and Zug, Switzerland — (GLOBE NEWSWIRE) — April 9, 2017 — BioTelemetry, Inc. (NASDAQ:BEAT) and LifeWatch AG (SIX:LIFE) announced today that the companies have entered into a definitive transaction agreement under which BioTelemetry will launch a tender offer in Switzerland to acquire all of the outstanding shares of LifeWatch AG, with shareholders receiving either CHF10.00 in cash and 0.1457 shares of BioTelemetry stock (equivalent to CHF4.00 per LifeWatch share based on the closing price of BioTelemetry on Friday, April 7, 2017) or CHF8.00 in cash and 0.2185 shares of BioTelemetry stock (equivalent to CHF6.00 per LifeWatch share based on the closing price of BioTelemetry on Friday April 7, 2017), depending on individual shareholder preference.  The total deal value is approximately CHF260 million.  BioTelemetry will fund the transaction with a combination of cash on hand, debt and equity.  The transaction has been approved by both Boards of Directors.

Headquartered in Switzerland with US operations based in Rosemont, Illinois, LifeWatch is one of the most successful suppliers of remote cardiac monitoring solutions.  While both companies have a rich history of developing innovative remote cardiac monitoring solutions, the combination will create one of the most comprehensive connected health platforms in the world, far more capable of delivering solutions necessary to meet today’s healthcare challenges.  BioTelemetry expects the combination to yield significant synergies to be realized over the 12 to 18 month period, post-closing.  Assuming the transaction had occurred on January 1, 2017 and full synergies had been realized immediately, the combined 2017 adjusted EBITDA would be approximately $95 to $100 million.  The Companies will work closely to determine how to best integrate the two organizations to leverage the strengths of both while ensuring a smooth and orderly transition.

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “We are extremely excited to announce the acquisition of LifeWatch.  We believe the combination of the two most innovative remote cardiac monitoring companies creates a unique opportunity to build an immensely successful connected health platform, capable of delivering highly sought after life-saving and cost-reduction solutions.  If the tender offer is successful, this transaction is expected to yield considerable efficiencies, creating tremendous shareholder value.  We look forward to working with the LifeWatch team and hope to be able to welcome them to the BioTelemetry family in the near future.”

Dr. Stephan Rietiker, Chief Executive Officer of LifeWatch AG, added: “We firmly believe that BioTelemetry is the best partner to maximize the future potential of LifeWatch.  We envision this combination will allow our employees further opportunities to expand the business and leverage each others’ strengths.  This union is a positive development for patients, payors, providers and stakeholders.  Pending a successful tender offer, we look forward to working with the BioTelemetry team to provide our customers with industry leading products and unmatched customer service.”

Expected Timing

The transaction is expected to close in the third quarter of 2017.  The Pre-Announcement, including the conditions of the tender offer, is being published concurrently with this press release.  BioTelemetry intends to disseminate an Offer Prospectus under Swiss law and commence the tender offer by mid-April 2017.

The transaction is conditioned upon:

•      At least 67% of all LifeWatch shares that are issued and outstanding at the end of the offer period, which may be extended, tendering into the offer; and

•      Further customary offer conditions described in the offer prospectus, including regulatory approvals

Advisors

Raymond James is acting as lead financial advisor to BioTelemetry with Deloitte providing financial advice on certain accounting and diligence matters.  Credit Suisse is acting as tender agent and offer manager to BioTelemetry.  Greenburg Traurig, LLP, Niederer Kraft & Frey and Reed Smith LLP are serving as legal advisors to BioTelemetry.

Lazard is serving as LifeWatch’s sole financial advisor.  CMS von Erlach Poncet AG and Fox, Swibel, Levin & Carroll, LLP are serving as lead legal advisors to LifeWatch.

Press Conference

BioTelemetry and LifeWatch will conduct a joint press conference today, April 10, 2017, at 09:00 CEST or 03:00 AM Eastern Time.  The press conference will occur at Convention Point, Selnaustrasse 30, CH-8001 Zurich, Switzerland.  Accredited members of the media and analysts are invited to attend in person.  There will also be a live audio webcast of the press conference which will be archived on the companies’ websites for approximately two weeks.  The live audio webcast can be found under the following link: http://lifewatch100417-live.audio-webcast.com (login: lifewatch0417)

Dial-in numbers to join the live audio webcasts are detailed below:

CH: +41225805970

DE: +4969222229043

UK: +442030092452

USA: +18554027766

Participant PIN code: 60170589#

Investor Conference Call

BioTelemetry will conduct a conference call with investors to discuss the transaction on April 10, 2017, at 3:00 CEST or 9:00 AM Eastern Time.  A simultaneous webcast of the call for investors and other interested parties may be accessed by visiting the investor section of BioTelemetry’s website at www.gobio.com.  The call will be archived on the website for approximately two weeks.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at www.biotelinc.com.

About LifeWatch AG

LifeWatch AG, headquartered in Zug and listed on SIX Swiss Exchange (LIFE), Switzerland, is a leading healthcare technology and solution company, specializing in advanced digital health systems and wireless remote diagnostic patient monitoring services. LifeWatch’s services provide physicians with critical information to determine appropriate treatment and thereby improve patient outcomes. LifeWatch AG has operative subsidiaries in the United States, in Switzerland, Israel and Turkey, and is the parent company of LifeWatch Services Inc., LifeWatch Technologies, Ltd. and LifeWatch Turkey Holding AG (joint venture). LifeWatch Services, Inc. is a leading U.S.-based provider of cardiac monitoring services. LifeWatch Technologies Ltd., based in Israel, is a leading manufacturer of digital health products. LifeWatch Sağlık Hizmetlerine A.S. is the operative Turkish subsidiary of LifeWatch Turkey Holding AG and provider of mobile cardiac telemetry services in Turkey. For additional information, please visit www.lifewatch.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements regarding, among other things, statements about both BioTelemetry’s and LifeWatch’s beliefs and expectations, statements about BioTelemetry’s proposed acquisition of LifeWatch AG, including the timing and success of the tender offer and expectations regarding the growth and success of the combined entity. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises”, “projects,” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. Factors that may materially affect such forward-looking statements include: BioTelemetry’s ability to successfully complete the tender offer for LifeWatch’s shares or realize the anticipated benefits of the transaction; and the failure of any of the conditions to BioTelemetry’s tender offer to be satisfied. For further details and a discussion of these and other risks and uncertainties, please see BioTelemetry’s public filings with the Securities and Exchange Commission, including the company’s latest periodic reports on Form 10-K and 10-Q respectively, LifeWatch’s past press releases, reports and other information posted on LifeWatch’s website. Readers are cautioned not to put undue reliance on forward-looking statements, which reflect only opinions as of the date of this press release.  BioTelemetry and LifeWatch do not undertake, and specifically disclaim, any obligation to publicly update or amend any forward-looking statement, whether as a result of new information, future events, or otherwise.

OFFER RESTRICTIONS

The public tender offer described in the offer documents (the “Offer”) is not being and will not be made, directly or indirectly, in any country or jurisdiction in which it would be considered unlawful or otherwise violate any applicable laws or regulations, or which would require BioTelemetry or any of its subsidiaries to change or amend the terms or conditions of the Offer in any material way, to make an additional filing with any governmental, regulatory or other authority or take additional action in relation to the Offer. It is not intended to extend the Offer to any such country or jurisdiction. Any such documents relating to the Offer must neither be distributed in any such country or jurisdiction nor be sent into such country or jurisdiction, and must not be used for the purpose of soliciting the purchase of securities of LifeWatch by any person or entity resident or incorporated in any such country or jurisdiction.

Notice to U.S. Persons Holding LifeWatch Shares

The Offer is made for the securities of a non-U.S. company. The Offer is subject to the disclosure and procedural requirements of Switzerland, which are different from those of the United States (the “U.S.”).

The pre-announcement available on BioTelemetry’s website does not constitute the Offer.  Cardiac Monitoring Holding Company, LLC, a subsidiary of BioTelemetry, (the “Offeror”) will disseminate the offer prospectus (the “Offer Prospectus”) (with full Offer terms and conditions) as required by applicable law, and the shareholders of LifeWatch should review the Offer Prospectus and all other Offer documents carefully. The Offer may not be accepted before publication of the Offer Prospectus and expiration of a cooling-off period of ten (10) trading days (if not extended by the Swiss Takeover Board), which will run from the trading day immediately after the publication date of the Offer Prospectus.

According to the laws of Switzerland, LifeWatch Shares tendered into the Offer may be withdrawn after they are tendered until the expiration of the main offer period.

BioTelemetry and any of its subsidiaries and any advisor, broker or financial institution acting as an agent or for the account or benefit of BioTelemetry or the Offeror may, subject to applicable Swiss securities laws, rules and regulations, make certain purchases of, or arrangements to purchase, LifeWatch Shares from shareholders of LifeWatch who are willing to sell their LifeWatch Shares outside the Offer from time to time, including purchases in the open market at prevailing prices or in private transactions at negotiated prices. The Offeror will disclose promptly any information regarding such purchases of LifeWatch Shares in Switzerland through the electronic media and/or the stock exchange and in the U.S. by means of a press release, if and to the extent required under applicable laws, rules and regulations in Switzerland.

It may be difficult for U.S. holders to enforce their rights and any claim arising out of U.S. federal securities laws, since LifeWatch is located in a non-U.S. jurisdiction, and some or all of its officers and directors may be residents of a non-U.S. jurisdiction. U.S. holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The receipt of cash and stock consideration in the Offer by a U.S. shareholder will generally be a taxable transaction for U.S. federal, state and local income tax purposes. Each U.S. shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Offer.

Securities may not be offered or sold in the U.S. absent registration or an exemption from registration under the U.S. Securities Act. It is expected that the Offer will be subject to a Tier I exemption pursuant to Rule 14d-1(c) of the U.S. Securities Exchange Act of 1934, as amended, and that the issuance of BioTelemetry Common Stock in connection therewith will be exempt from registration under the U.S. Securities Act of 1933, as amended, pursuant to Rule 802 thereof.

Neither the Securities and Exchange Commission nor any securities commission of any State of the U.S. has (a) approved or disapproved of the Offer, (b) passed upon the merits or fairness of the Offer, or (c) passed upon the adequacy or accuracy of the disclosure in the pre-announcement. Any representation to the contrary is a criminal offense in the U.S.